EXHIBIT 10.2

RESTRICTED SHARE AWARD AGREEMENT

THIS AGREEMENT, made as of this              day of             , 20             between Kindred Healthcare, Inc., a Delaware corporation and its successors (the “Company”), and                                  (the “Participant”).

WHEREAS, the Company adopted and maintains the Kindred Healthcare, Inc. 2011 Stock Incentive Plan (the “Plan”);

WHEREAS, the Plan provides for the award to participants in the Plan of restricted shares of common stock of Kindred Healthcare, Inc., par value $0.25 per share (the “Common Stock”).

NOW THEREFORE, in consideration of the premises and the mutual covenants hereinafter set forth, the parties hereto hereby agree as follows:

1. Grant of Restricted Stock. Pursuant and subject to the terms and conditions set forth herein and in the Plan, the Company hereby grants to the Participant                      (            ) shares of Common Stock (the “Shares,” and this grant shall be referred to herein as the “Award”). The Shares shall vest only in accordance with the provisions of this Agreement and of the Plan. The certificates representing the Shares, together with stock powers duly authorized in blank by the Participant, shall be deposited with the Company to be held by it until the Shares vest in accordance with Section 3 hereof or are forfeited in accordance with Section 4. All capitalized terms used herein and not defined herein shall have the meanings assigned to them in the Plan.

2. Non-Transferability. Prior to the vesting of the Shares as described in Section 3 hereof, neither the Shares nor the rights represented thereby shall be assignable, transferable, pledged or otherwise encumbered under any circumstances. Any purported or attempted transfer of such Shares or such rights in contravention of this Section 2 shall be null and void and shall result in the immediate forfeiture of the Shares.

3. Vesting of Shares.

(a) Except as provided in Section 3(b) and Section 4, the Shares subject to this Award shall vest and become fully transferable without restriction according to the following schedule:

(i)	of the Shares subject to this Award shall vest , 20__.

(ii)	An additional of the Shares subject to this Award shall vest on , 20__.

(iii)	An additional of the Shares subject to this Award shall vest on , 20__.

(iv)	An additional of the Shares subject to this Award will vest on , 20__.

(b) Notwithstanding the foregoing, in the event of (1) a Change in Control or (2) the death or Disability of the Participant, the Shares shall automatically vest, all restrictions on the Shares shall lapse and the Company shall deliver to Participant a certificate representing the Shares; provided, however, in no event may the vesting of any Shares held by a Participant subject to Section 16(b) of the Exchange Act be accelerated until such time as the vesting would not violate Section 16(b).

4. Forfeiture of Shares. If the employment of the Participant with the Company shall terminate for any reason other than death or Disability, all of the Shares which have not vested in accordance with Section 3 of this Agreement shall be forfeited and reconveyed to the Company by Participant without additional consideration and Participant shall have no further rights with respect thereto.

5. Modification and Waiver. Except as provided in this Agreement and in the Plan with respect to determinations of the Committee and subject to the Company’s right to amend the Plan, neither this Agreement nor any provision hereof can be changed, modified, amended, discharged, terminated or waived orally or by any course of dealing or purported course of dealing, but only by an agreement in writing signed by the Participant and the Company. No such agreement shall extend to or affect any provision of this Agreement not expressly changed, modified, amended, discharged, terminated or waived or impair any right consequent on such a provision. The waiver of or failure to enforce any breach of this Agreement shall not be deemed to be a waiver or acquiescence in any other breach thereof.

6. Rights as Stockholder. Participant shall be considered a stockholder of the Company with respect to all such Shares that have not been forfeited and shall have all rights appurtenant thereto, including the right to vote or consent to all matters that may be presented to the stockholders and to receive all dividends and other distributions paid on such Shares. If any dividends or distributions are paid in Common Stock, such Common Stock shall be subject to the same restrictions as the Shares with respect to which it was paid.

7. Adjustment Upon Changes in Common Stock.

(a) In the event of any change in the capitalization of the Company or other corporate change or transaction involving the Company or its securities, the Committee shall, to the extent it deems appropriate, make equitable adjustments in the number and class of shares subject to the Award outstanding on the date on which such change occurs.

(b) In the event of (i) a dissolution or liquidation of the Company, (ii) a sale of all or substantially all of the Company’s assets, (iii) a merger or consolidation involving the Company in which the Company is not the surviving corporation or (iv) a merger or consolidation involving the Company in which the Company is the surviving corporation but the holders of shares of Common Stock receive securities of another corporation and/or other property, including cash, the Committee shall either:

(i) cancel each Share outstanding immediately prior to such event (whether or not then vested), and, in full consideration of such cancellation, pay to the Participant an equitable amount in cash for each Share equal to the value of the property (including cash) received by the holder of a share of Common Stock; or

(ii) provide for the exchange of each Share outstanding immediately prior to such event (whether or not then vested) for an option, a stock appreciation right or a share of restricted stock with respect to, as appropriate, some or all of the property which a holder of the number of shares of Common Stock subject to the Award would have received in such transaction and, incident thereto, make an equitable adjustment in the exercise price of the option or stock appreciation right, or the number of shares or amount of property subject to the option, stock appreciation right or share of restricted stock, or, if appropriate, provide for a cash payment to the Participant in partial consideration for the exchange of the Shares.

8. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Kentucky.

9. Participant Acknowledgment. The Participant hereby acknowledges receipt of a copy of the Plan and a Plan prospectus. The Participant hereby acknowledges that all decisions, determinations and interpretations of the Committee in respect of the Plan, this Agreement and the Shares shall be final and conclusive.

10. Incorporation of Plan. All terms and provisions of the Plan are incorporated herein and made part hereof as if stated herein. If any provision hereof and of the Plan shall be in conflict, the terms of the Plan shall govern.

11. Entire Agreement. This Agreement and the Plan represent the final, complete and total agreement of the parties hereto respecting the Shares and the matters discussed herein and this Agreement supersedes any and all previous agreements and understandings, whether written, oral or otherwise, relating to the Shares and such matters.

12. No Contract of Employment. This Agreement shall not confer upon the Participant any right with respect to the continuation of such Participant’s employment by the Company or prohibit the Company at any time from terminating such employment or increasing or decreasing the base salary or other compensation for such Participant.

IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by its duly authorized officer and said Participant has hereunto signed this Agreement on the Participant’s own behalf, thereby representing that the Participant has carefully read and understands this Agreement and the Plan, as of the day and year first above written.

KINDRED HEALTHCARE, INC.

By: Richard A. Lechleiter Title: Executive Vice President and Chief Financial Officer

Name of Individual

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